Exhibit 10-1
SECOND AMENDMENT TO FORBEARANCE AGREEMENT
     This SECOND AMENDMENT to that certain Agreement made as of May 18, 2007 (the “Agreement”) is executed October 17, 2007, but upon the Effective Date is deemed effective as of September 24, 2007 (the “Second Amendment”) by and between Lexington Precision Corporation (“LPC”) and Lexington Rubber Group, Inc. (“LRG”) (collectively, the “Borrowers”), as borrowers under that certain Credit and Security Agreement with Borrower dated May 31, 2006 (as amended to date and as may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and CapitalSource Finance LLC (“CapitalSource”), as a lender, as collateral agent and administrative agent for itself and other lenders under the Credit Agreement (CapitalSource, when acting in such capacity, is herein called the “Revolver Agent”), and as Co-Documentation Agent, and Webster Business Credit Corporation (“Webster”) as a lender (CapitalSource and Webster, as lenders, collectively the “Revolver Lenders”) and as Co-Documentation Agent (CapitalSource and Webster in such capacity, collectively the “Co-Documentation Agents”), and by and among Borrowers as borrowers under that certain Loan and Security Agreement dated May 31, 2006 (as amended to date and as may be amended, restated or otherwise modified from time to time, the “Loan Agreement”) and CSE Mortgage LLC (“CSE”), as a lender and as collateral agent for itself and each other lender under the Loan Agreement (CSE, when acting in such capacity, is herein called the “Loan Agent”) (Revolver Agent and Loan Agent, collectively, the “Agents”), and DMD Special Situations Funding LLC, (“DMD”), as a lender under the Loan Agreement (CSE and DMD collectively, the “Mortgage Loan Lenders”) (Revolver Lenders and Mortgage Loan Lenders collectively, the “Lenders”; those Lenders agreeing to this Second Amendment the “Forbearing Lenders”).
RECITALS:
     A. Revolver Lenders have loaned money and made credit available to Borrowers in accordance with the terms of the Credit Agreement. Mortgage Loan Lenders have loaned money and made credit available to Borrowers in accordance with the terms of the Loan Agreement.
     B. Borrowers and CapitalSource, Webster, CSE and DMD in their various capacities have entered into that certain First Amendment and Default Waiver Agreement dated as of November 20, 2006 (the “Former Forbearance Agreement”).
     C. Borrowers and CapitalSource, Webster, CSE and DMD in their various capacities are parties to the Agreement, as amended by that certain First Amendment to Forbearance Agreement as of July 20, 2007 (the “First Amendment”). Collectively the Credit Agreement, Loan Agreement, Former Forbearance Agreement and Agreement, along with the First Amendment and this Second Amendment, may be referred to herein as the “Documents.”
     D. The Lenders have asserted that certain Defaults and Events of Default (each as defined in the Documents) have occurred under the Documents, as set forth in: (a) the Former Forbearance Agreement, (b) the Agreement, the First Amendment, (c) that Notice of Default and Notice of Termination letter issued to Borrowers by the Agents, dated February 2, 2007; (d) that certain Notice of Events of Default dated March 5, 2007; (e) that certain Notice of Events of Default dated April 4, 2007; (f) those certain Notices of Events of Termination dated June 22, 2007 and September 25, 2007, respectively; and (g) those certain letters, the most recent of which is dated October 16, 2007, between Agent and the Borrowers related to amounts being borrowed by Borrowers under the Revolver (the “Discretionary Funding Letters” and, collectively with the correspondence identified in (c)-(g), the

“Default Letters”). The Defaults and Events of Default set forth in the Former Forbearance Agreement, the Default Letters, the Agreement and the First Amendment are hereby incorporated herein verbatim. The parties hereto agree that “Designated Defaults” as used herein include:
i.	the Borrowers’ failure to meet the covenant set forth in Section 8.2 of the Credit Agreement and Loan Agreement as a result of their failure to meet their Fixed Charge Coverage requirement for the period ending January 31, 2007;

ii.	the Borrowers’ failure to furnish, as required under Section 11.3 of the Credit Agreement, December 2006 covenant calculations pursuant to the request of Revolver Agent on or before February 15, 2007;

iii.	the Borrowers’ failure to obtain a landlord waiver for the Borrowers’ New York City location;

iv.	the Borrowers’ failure to make those certain interest payments arising under that certain Indenture dated as of November 18, 2003 (as supplemented or amended) in respect of LPC’s 12% Senior Subordinated Notes due August 1, 2009 (the “Subordinate Debt Issue”) due (1) November 1, 2006; (2) February 1, 2007; and (3) May 1, 2007 (or to cure such payment defaults within the applicable cure period);

v.	the Borrowers’ failure to meet the covenant set forth in Section 8.2 of the Credit Agreement and Loan Agreement as a result of their failure to meet their Fixed Charge Coverage requirements for the periods ending February 28, 2007, and March 31, 2007;

vi.	the Borrowers’ failure to make that certain interest payment on account of the Subordinate Debt Issue due August 1, 2007 or otherwise cure such payment default within the applicable cure period;

vii.	the Borrowers will fail, prior to the Termination Date of this Second Amendment, to make that certain interest payment on account of the Subordinate Debt Issue due November 1, 2007 (and will not cure such payment defaults within the applicable cure period);

viii.	the Borrowers’ failure to comply with the covenants in Section 13c of the Agreement, including the Borrowers’ failure to timely provide to the Agents proof of execution of an engagement agreement with W.Y. Campbell and initial marketing materials.
Borrowers contest that Designated Defaults i, ii, and iii are Defaults or Events of Default but acknowledge that Designated Defaults iv, v, vi, and viii have occurred and, except for viii, are continuing to occur through the date of this agreement and that Designated Default vii will occur in the future. Borrowers acknowledge that the failure to list an alleged Default or Event of Default herein or in the Agreement, Former Forbearance Agreement, Default Letters or other Documents shall not impair Agents’ or Lenders’ abilities to pursue any rights or exercise any remedies related to such alleged Defaults or Events of Default upon an Event of Termination (as defined below).
     E. Borrowers have requested to amend the Agreement to amend certain terms related to the Forbearance Period, and the Forbearing Lenders have agreed to do so under the terms and conditions set forth in this Second Amendment.
     F. To the extent not specifically modified by the terms of the First Amendment or this Second Amendment, the Recitals set forth in the Agreement are incorporated in their entirety herein by reference and shall survive this Second Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Agents, Lenders and Borrowers agree as follows:
     1. Incorporation of Recitals; Definitions. Each of the foregoing recitals is hereby acknowledged and affirmed as being accurate and complete and is hereby incorporated as part of this Second Amendment. Capitalized terms defined in the Recitals section of this Second Amendment are incorporated herein by this reference and are used herein as so defined. Capitalized terms used herein to the extent not otherwise defined herein, shall have the same meaning as provided in the Agreement. Capitalized terms used herein but not otherwise defined in this Second Amendment or in the Agreement shall have the same meaning as given to them in the Documents.
     2. Forbearance. Section 2 of the Agreement is deleted in its entirety and replaced with the following:
Subject to the satisfaction of the terms and conditions set forth herein, until that date (the “Forbearance Termination Date”), which is the earliest to occur of (a) 4:00 p.m. (Eastern) on November 26, 2007, plus an additional thirty (30) days (or sixty (60) days in the event of the execution of an LOI with a Deposit or an APA, as set forth in paragraph 3) should an Extending Event (as defined in the following paragraph) occur, or (b) the consummation of a refinancing or a sale of the stock or assets of Borrowers (other than in the ordinary course), or (c) the date of the occurrence of any one or more Events of Termination (defined herein) (the “Forbearance Period”), Lenders will not exercise or enforce their rights or remedies against Borrowers which Agents or Lenders would be entitled to exercise or enforce under the terms of the Documents by reason of the occurrence or continuance of the Designated Defaults. This Agreement shall not act as a waiver of Agents or Lenders’ right to enforce any claims, rights or remedies, nor shall this Agreement act as a forbearance in the event Defaults or Events of Default (other than the Designated Defaults) occur at any time prior to the Forbearance Termination Date. Further, this forbearance shall not act as a waiver of Agents or Lenders’ right to enforce any claims, rights or remedies upon the occurrence of an Event of Termination. Nothing contained herein shall be construed as requiring the Forbearing Lenders to extend the Forbearance Termination Date. On the Forbearance Termination Date, without notice, the Obligations shall be deemed automatically accelerated and immediately due and payable in full by Borrowers (unless Agents notify Borrowers otherwise in writing) to Lenders and the Borrowers’ ability to borrow additional amounts under any of the Documents shall be deemed terminated.
     3. Extending Events. An “Extending Event” shall be the delivery to Agents and Lenders of one of the following: (i) a letter conveying a financing proposal executed by Borrowers and an entity or person that has the financial capability to provide the proposed financing and which is not an affiliate or subsidiary in, or officer or director of, any Borrower (the “Refinancing Lender”), pursuant to which such Refinancing Lender commits to provide credit to the Borrowers, prior to the expiration of the Forbearance Period, in an amount equal to or in excess of the amount necessary to pay in full and in cash all Obligations owing on the date such amounts are remitted to the Lenders, provided that, as of such initial Forbearance Termination Date, such proposal or commitment letter does not have a contingency that makes the obligations of the Refinancing Lender subject to completing any due diligence (other than, with respect to any real estate, the completion of satisfactory surveys, title reports, environmental reports or other reports prepared by a governmental agency, engineer or attorney which such governmental agency or attorney advises the Borrowers will take more than thirty (30) days to complete) (the “Commitment Letter”); or (ii) one or more letters of intent (“LOI”) executed by Borrowers and entities or persons (the “Buyers”) pursuant to which the Borrowers, prior to the expiration of the Forbearance Period will sell such stock and/or assets and receive and tender the funds from such sale to Lenders at a price sufficient to repay in full and in cash all Obligations on the date the funds are remitted to the Lenders or (iii) an LOI executed by Borrowers and Buyers pursuant to which the Borrowers, prior to the expiration of the Forbearance Period will sell all or substantially all of the assets of its Lexington Medical business for not less than $30 million in cash, United States currency. In the event an LOI conforming to (ii) or (iii) of this paragraph is executed during the initial Forbearance Period, the Forbearance Period shall be extended automatically to December 26, 2007. In the event an earnest money deposit in connection with an LOI equal to at least three percent (3%) of the purchase price (the “Deposit”) is made, or if an Asset Purchase Agreement or Stock Purchase Agreement (collectively the “APA”) is executed, or if the Deposit requirement of this Agreement is specifically waived by Agents, in writing, then the Forbearance Period (whether prior to the expiration of the initial Forbearance Period or during any extended Forbearance Period) will be extended, automatically, to January 24, 2008. The Deposit shall be remitted to an institutional Escrow Agent mutually satisfactory to the Borrowers, Buyers, Agents and Lenders.
     4. Forbearance Fee. The non-refundable forbearance fee referenced in Section 8 of the Agreement in the amount equal to one percent of the Obligations outstanding on the Effective Date (the “Forbearance Fee”) has been charged in accordance with the terms of the Agreement. Borrowers have received a credit of $130,140.64 against the Forbearance Fee for Default Interest charged during December 2006 and January 2007; the balance was properly charged as an Advance under the Revolving Credit Facility on September 25, 2007.
     5. Amendment Fee. A non-refundable amendment fee in the amount equal to one-quarter percent (1/4%) of the Obligations outstanding on the Effective Date (the “Amendment Fee”) shall be charged and is deemed fully earned upon execution of this Second Amendment by the Borrowers. The Amendment Fee shall be paid as follows: In the event an Extending Event occurs and the Agents and Lenders receive payment in full of all Obligations on or before January 24, 2008, then the Amendment Fee shall be waived, effective with the receipt by Lenders of payment in full of all Obligations. In the event an Extending Event does not occur, the Agent is directed by the Borrowers to charge the Amendment Fee as an Advance under the Revolving Credit Facility on the Forbearance Termination Date. If for any reason the Amendment Fee (if not waived) is not paid on or before the Forbearance Termination Date, then the balance owing for such Amendment Fee shall be added to the Obligations outstanding under the Credit Agreement and Loan Agreements, all of which shall accrue interest at the rate or rates then being applied under the Credit Agreement and Loan Agreement from the Forbearance Termination Date until all Obligations are paid in full.
     6. Amendment’s Effective Date and Conditions Precedent. This Second Amendment and the obligations of the parties hereunder shall become effective on the date when each of the following conditions are met (the “Effective Date”): (a) Borrowers shall have delivered to Agents this Second Amendment duly executed by an authorized officer of Borrowers; (b) the Forbearing Lenders shall have countersigned this Second Amendment; (c) the secretary of Borrowers’ boards of directors (the “Boards”) shall have delivered to Agents the authorizing resolutions related to the Boards’ approval of the Borrowers’ execution of this Agreement and a duly executed secretary’s and incumbency certificate identifying the current officers of Borrowers who are duly authorized by the Boards to execute and deliver Documents, including without limitation this Second Amendment, and identifying the current members of the Boards; and (d) the Agents shall receive a copy of a fully executed and effective agreement with respect to the Subordinate Debt Issue, whereby the holders of the Subordinate Debt Issue have extended their forbearance through a date not less than any

Forbearance Termination Date. Each Borrower hereby (a) acknowledges that the Effective Date of this Agreement was agreed to by the parties hereto as an accommodation to each Borrower and (b) agrees that the Effective Date of this Agreement shall not cause any retroactive violation of the Forbearance Agreement or any Loan Document by any Agent or Lender to and including the execution date of this Agreement.
     7. Financial Measurements. The terms of Section 13 of the Agreement (as amended by the First Amendment) remain in full force and effect. In addition, Borrowers shall continue to provide to Agents the Revenue and EBITDA projections as set forth in Section 13b of the Agreement. Borrowers will provide Agents and Lenders financial projections for the period January through December 2008 by December 31, 2007.
     8. Survival of Terms of the Agreement. All terms, releases, waivers, representations, warranties and covenants contained in the Agreement and the First Amendment not expressly modified herein shall remain in full force and effect in accordance with the terms set forth in the Agreement and the First Amendment and are hereby reaffirmed and deemed effective as of the Effective Date of this Second Amendment.
     9. Ratification of Existing Agreements and Amounts Owing. Borrowers hereby reaffirm all of the terms, conditions, representations and warranties of each of the Documents (except as expressly set forth herein with respect to the Designated Defaults which have occurred and are continuing) and acknowledge that all of the Obligations are, by Borrowers’ execution of this Second Amendment, ratified and confirmed in all respects by Borrowers. Borrowers acknowledge that, as of October 17, 2007 (prior to any borrowing October 17), Borrowers are obligated to repay the outstanding Obligations to Agents and Lenders, including without limitation $36,938,229.53 of outstanding principal, $907,000.00 of L/C Obligations, all accrued and unpaid interest, late charges, pre-payment premiums, and all reasonable fees, costs and expenses, including without limitation legal fees and expenses due pursuant to the Documents, including the Agreement and this Second Amendment (whether incurred by outside or in-house legal counsel) (the “Balance”). The Balance, plus all additional advances and new Obligations incurred between October 17, 2007 and the Effective Date are subject to no offset, recoupment, claim, counterclaim or defense of any kind to their enforcement. Borrowers acknowledge and agree, as of the Effective Date, that they are unconditionally liable to Lenders on a joint and several basis under the Documents for the payment of all Obligations, plus all accrued and unpaid interest, late charges, pre-payment premiums, and all fees, costs and expenses incurred by Agents and Lenders, including without limitation reasonable legal fees and expenses, including in-house and outside attorneys’ fees and expenses, due pursuant to the Documents, including the Agreement, the First Amendment and this Second Amendment, the Agents’ Financial Advisor’s reasonable fees and expenses described below, and all other Obligations, each as set forth in the Agreement, this Second Amendment or the other Documents. Borrowers reaffirm, effective as of the Effective Date, that all Obligations are secured by the security interests previously granted under the Documents to Agents for the benefit of the Lenders, that the Agents have, and will continue to have after execution of this Second Amendment, a continuing first (and second, as applicable) priority, perfected Lien on the Collateral, whether now owned or hereafter acquired, created or arising, as set forth in the Documents, subject to no Liens other than Liens expressly permitted under the Documents. Borrowers acknowledge and agree, as of the Effective Date, that nothing herein contained in any way impairs Agents and Lenders’ existing rights under the Documents or Agents’ first and second (as applicable) priority lien status in the Collateral.
     10. Representations and Warranties. Borrowers hereby reaffirm, represent and warrant that the following are true and accurate through the Effective Date of this Second Amendment: (a)

Borrowers are duly formed, validly existing and in legal good standing in the State of Delaware, that each of Borrowers has the power and authority to enter into this Second Amendment; (b) Borrowers have duly executed and delivered this Second Amendment and this Second Amendment constitutes the valid, binding and legal obligation of Borrowers; (c) this Second Amendment is not being entered into with the intent to hinder or defraud any person; and (d) the recitals set forth in the Recitals of this Second Amendment and all information and documents provided to Agents and Lenders in connection herewith are true, accurate and complete in all material respects. Further, Borrowers confirm, reaffirm and restate in all material respects to the Lenders, on and as of the Effective Date, the representations and warranties set forth in the Loan Agreement, the Credit Agreement, the Former Forbearance Agreement, the Agreement, and the other Documents, except as may be set forth herein or to the extent that such representations and warranties solely relate to a specific earlier date in which case Borrowers confirm, reaffirm and restate in all material respects such representations and warranties as of such earlier date. Each request for an Advance under the Revolving Facility shall constitute Borrowers’ confirmation, reaffirmation and restatement in all material respects of the representations and warranties set forth in the this Second Amendment, the Agreement, the Loan Agreement, the Credit Agreement, the Former Forbearance Agreement and the other Documents as of the date of each such request, except as set forth herein or except to the extent that such representations and warranties relate to a specific earlier date in which case each such request shall constitute Borrowers’ confirmation, reaffirmation and restatement in all material respects of such representations and warranties as of such earlier date.
     11. Events of Termination. The occurrence of any one or more of the following events shall constitute an event of termination (each an “Event of Termination”) under the Agreement, as modified by the First Amendment and this Second Amendment, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE: (a) the occurrence of the Forbearance Termination Date; (b) a Default or Event of Default under the Documents (other than the Designated Defaults); (c) the failure of Borrowers to comply with the terms of the Agreement, as modified by the First Amendment and this Second Amendment, including without limitation the failure of any covenant set forth in Paragraphs 11-13 of the Agreement, provided however, that the failure of Borrowers to comply with Section 13c of the Agreement prior to the date of the First Amendment shall not constitute an Event of Termination, or, the failure to timely or fully provide the financial information required under Section 7 of this Second Amendment; (d) the termination of the Subordinate Debt Forbearance Agreement; (e) the payment of any amount on account of the Subordinate Debt Issue or other Subordinated Debt; (f) the initiation of any federal or state bankruptcy, insolvency or similar proceeding by or against one or both Borrowers; and (g) the claim, initiation or commencement of any claim or proceeding in favor of, through or by Borrowers against any Agent or Lender including any that alleges that the release of Agents and Lenders set forth herein or in any of the other Documents is invalid or unenforceable. Upon the occurrence and continuance of any Event of Termination, Agents may, at their option and with written notice to Borrowers, exercise any and all rights and remedies pursuant to the Documents.
     12. Release of Lenders. By execution of this Second Amendment, Borrowers acknowledge and confirm that they do not have any offsets, defenses or claims whatsoever against Agents, Lenders, or any of Agents or Lenders’ subsidiaries, affiliates, officers, directors, employees, agents, consultants, attorneys, predecessors, successors or assigns whether asserted or unasserted as of the Effective Date. To the extent that such offsets, defenses or claims may exist, Borrowers for each of themselves and their successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs and executors, as applicable (collectively, “Releasors”), jointly and severally, knowingly, voluntarily and intentionally release and forever discharge Agents, Lenders, their subsidiaries, affiliates, officers, directors, employees, agents, consultants, attorneys, predecessors, successors and assigns, both present and former (individually, a “Releasee” and collectively, the “Releasees”) of and from any and all manner of actions, causes of action, suits, debts, controversies, torts, damages, judgments, executions, claims and demands whatsoever, including, without limitation, any so-called “lender liability” claims or defenses which it has, asserted or unasserted, in law or in equity, which Releasors ever had or now have against the Releasees, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated based upon, or in any manner connected with (i) any transaction, event circumstance, action, omission, failure to act or occurrence of any sort or type, whether known or unknown, which occurred, existed, or was taken or permitted prior to the execution of this Second Amendment with respect to the Obligations, the Documents, including the Agreement or Former Forbearance Agreement, or the administration thereof (ii) any discussions, commitments, negotiations, conversations or communications, whether oral or evidenced by a writing of any sort prior to the execution of this Second Amendment with respect to the Obligations, or (iii) any thing or matter related to any of the foregoing prior to the execution of this Second Amendment. Borrowers acknowledge and agree that the inclusion of this paragraph in this Second Amendment and the execution of this Second Amendment by the Agents and Lenders does not constitute an acknowledgment or admission by the Agents or Lenders of liability for any matter, or a precedent upon which any liability may be asserted. If Borrowers assert or commence any claim, counter-claim, demand, obligation, liability or cause of action in derogation of the foregoing release or challenges the enforceability of the foregoing release (in each case, a “Violation”), then the Borrowers jointly and severally agree to pay in addition to such other damages as any Releasee may sustain as a result of such Violation, all attorneys’ fees and expenses (including in-house and outside counsels’) incurred by such Releasee as a result of such Violation. Specifically covered by this Release are the claims or defenses arising on account of the allegations Borrowers made prior to their execution of this Second Amendment that Agents or Lenders improperly charged the Default Rate for any period, incorrectly asserted any covenant violation by Borrowers (including those identified in Paragraph D of the Recitals in this Second Amendment), or that Borrowers executed any of the Default Letters while under duress or without the advice of legal counsel.
     13. No Waiver by Agents or Lenders. Except as specifically set forth in this Second Amendment, nothing in this Second Amendment shall extend to or affect in any way any of the Obligations or any of the rights of Agents or Lenders and remedies of Agents or Lenders arising under the Documents. Agents and Lenders shall not be deemed to have waived any or all of such rights or remedies with respect to any default or event or condition which, with notice or the lapse of time, or both, would become a Default or Event of Default under the Documents and which upon Borrowers’ execution and delivery of this Second Amendment might otherwise exist or which might hereafter occur. The failure of Agents or Lenders at any time or times hereafter to require strict performance by Borrowers of any of the provisions, warranties, terms and conditions contained in this Second Amendment or in the Documents shall not waive, affect or diminish any right of Agents or Lenders at any time or times thereafter to demand strict performance thereof; and, no rights of Agents or Lenders hereunder shall be deemed to have been waived by any act or knowledge of Agents, Lenders, or either of their agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an authorized officer of each of the Agents and Lenders and directed to such Person specifying such waiver. No waiver by Agents or Lenders of any of their rights shall operate as a waiver of any other of their rights or any of their rights on a future occasion at any time and from time to time. All terms and conditions of the Documents remain in full force and effect except to the extent specifically modified by this Second Amendment.
     14. Acknowledgment/Waiver of Legal Counsel; Drafting of Agreement. Borrowers represent and warrant that: (a) they are represented by legal counsel of their choice, are fully aware of the terms contained in this Second Amendment and have voluntarily and without coercion or duress of any kind, entered into this Second Amendment; or (b) they have knowingly and intentionally waived their right to have legal counsel of their choice review and represent them with respect to the negotiation and preparation of this Second Amendment. Borrowers further represent and warrant and acknowledge and agree that they have participated in the drafting of this Second Amendment.
     15. Entire Agreement; No Third-Party Beneficiaries; Binding Affect. The Agreement, along with the First Amendment and this Second Amendment, constitutes the entire and final agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations among the parties with respect to the subject matter hereof except as set forth herein. The Agreement, along with the First Amendment and this Second Amendment, will inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto. Nothing in this Second Amendment, the Agreement or in the other Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Second Amendment, the Agreement or the other Documents.
     16. Governing Law. This Second Amendment is executed and delivered in the State of New York (the “State”) and it is the desire and intention of the parties that it be in all respects interpreted according to the laws of the State, without reference to its conflicts of law principles. Borrowers specifically and irrevocably consent to the jurisdiction and venue of the federal and state courts of the State with respect to all matters concerning this Second Amendment, the Agreement or the other Documents or the enforcement of any of the foregoing. The parties hereto agree that the execution and performance of the Agreement, along with the First Amendment and this Second Amendment, shall have a State situs and accordingly, consent to personal jurisdiction in the State.
     17. Counterparts. This Second Amendment may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each of the parties and a copy thereof delivered to each party under this Second Amendment.
     18. WAIVER OF JURY TRIAL. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS SECOND AMENDMENT, THE AGREEMENT OR THE OTHER DOCUMENTS OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF AGENTS OR LENDERS AND/OR BORROWERS WITH RESPECT TO THE DOCUMENTS, INCLUDING THIS SECOND AMENDMENT AND THE AGREEMENT, OR IN CONNECTION WITH ANY DOCUMENT EXECUTED IN CONNECTION WITH THE DOCUMENTS OR THIS SECOND AMENDMENT OR THE AGREEMENT OR THE EXERCISE OF ANY PARTIES’ RIGHTS AND REMEDIES UNDER THE DOCUMENTS OR THIS SECOND AMENDMENT OR THE AGREEMENT (WHETHER SUCH EXERCISE WAS CORRECT OR IN ERROR) OR OTHERWISE, OR THE CONDUCT OF THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWERS AGREE THAT AGENTS AND LENDERS MAY FILE A COPY OF THIS DOCUMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT OF BORROWERS IRREVOCABLY TO

WAIVE THEIR RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF AGENTS OR LENDERS TO ENTER INTO THIS SECOND AMENDMENT AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHERESOVER BETWEEN BORROWERS AND AGENTS OR ANY LENDER SHALL INSTEAD BY TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. BORROWERS CERTIFY THAT NEITHER THE AGENTS NOR LENDERS NOR ANY OF THEIR REPRESENTATIVES, AGENTS OR COUNSEL HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENTS AND LENDERS WOULD NOT IN THE EVENT OF ANY SUCH SUIT, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.
     19. Second Amendment Controls. In the event of any inconsistency between this Second Amendment and the Agreement or First Amendment, the terms of this Second Amendment shall control.
SIGNATURES FOLLOW ON NEXT PAGE

     IN WITNESS WHEREOF, the parties have executed this Second Amendment under seal as of the day and year first written above.

BORROWER:

Lexington Precision Corporation

By:	/s/ Warren Delano
Name:	Warren Delano
Its:	President

Lexington Rubber Group, Inc.

By:	/s/ Warren Delano
Name:	Warren Delano
Its:	President

AGENTS AND FORBEARING LENDER:

CapitalSource Finance LLC

By:	/s/ Joanne Fungaroli
Name:	Joanne Fungaroli
Its:	Authorized Signatory

Webster Business Credit Corporation

By:	/s/ Alan F. McKay
Name:	Alan F. McKay
Its:	VP

CSE Mortgage LLC

By:	/s/ Joanne Fungaroli
Name:	Joanne Fungaroli
Its:	Authorized Signatory

DMD Special Situations Funding LLC

By:	CapitalSource Servicing LLC, its servicer
Name:	Keith D. Reuben
Its:	President – Healthcare & Specialty Finance